Exhibit 99.1

Imation Reports Second Quarter 2015 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--August 10, 2015--Imation Corp. (NYSE: IMN) today released financial results for the second quarter ended June 30, 2015 that were in line with the Company’s expectations.

Q2 Overview

For the second quarter of 2015, Imation reported net revenue of $150.6 million, gross margin of 19.3 percent, an operating loss from continuing operations of $15.9 million, including special charges of $1.5 million, diluted loss per share from continuing operations of $0.42 and a cash balance of $89.8 million. Foreign currency exchange rates negatively impacted total Q2 2015 revenues by 8.1 percent, or $14.5 million, compared to Q2 2014. Gross margin in the TSS business segment increased by 2.1 percent to 21.0 percent from Q2 2014. The increase is due to a favorable product mix in both the Storage Solution and Mobile Security offerings.

Imation’s Chief Executive Officer Mark Lucas commented, “Our efforts to transform Imation into a global leader in data storage and security continue to progress. We remain intensely focused on taking the necessary steps to position the enterprise for sustainable growth and have retained a restructuring advisor to optimize our cost structure and assist with performance improvement.”

“We continue to invest in our Tiered Storage and Security Solutions segment, which serves as the foundation for the Company’s profitable growth over the long-term. We are maintaining a focus on higher growth markets where we can bring our enterprise quality solutions to our small-to medium-sized business customers within key vertical markets. Of note, sales for our Nexsan™ business grew double digits, excluding currency impact, for the second consecutive quarter. We also continue to see good momentum in customer trials of our IronKey™ products.”

“We remain committed to investing in innovation. During the quarter, we introduced a set of new features for our Nexsan E-Series™ family in order to offer world-class storage solutions that meet the large capacity demands resulting from the exponential growth in data. We continue to enhance our recently launched Secure Data Movement Architecture (SDMA™), our holistic approach to actively managing high-value data files and safeguarding those files from tampering, loss or corruption through their entire lifecycle. During the quarter, we also introduced Imation Secure Data Discovery – an interactive software tool that helps organizations identify their high-value data and determine the most efficient way to store and protect that data.”

Lucas concluded, “We continue to aggressively manage our costs, which is reflected in our reduced cash utilization in the quarter compared to Q1 2015, and to maximize cash flow in our legacy businesses, where we have maintained market share despite the continued secular declines. We are working closely with our Board and our advisers to drive our transformation, and we continue to explore all potential strategic alternatives designed to maximize shareholder value.”

Detailed Q2 2015 Analysis

The following financial results are for continuing operations for the current and prior periods unless otherwise indicated. See Tables Five and Six for a description of non-GAAP financial measures.

Net revenue for Q2 2015 was $150.6 million, down 15.7 percent from Q2 2014. From a segment perspective, TSS declined 11.0 percent and CSA declined 19.8 percent. Within the TSS segment, Storage and Security Solutions declined year-over-year by 1.7 percent, and Commercial Storage Media declined 16.1 percent. The decline in Storage and Security Solutions was primarily due to negative foreign currency impacts. Commercial Storage Media declined due to lower revenue from magnetic tape products. CSA revenue decreased due to the ongoing decline in sales of optical media products, which was in line with industry trends, along with negative foreign currency impacts. Foreign currency exchange rates negatively impacted total Q2 2015 revenues by 8.1 percent compared to Q2 2014.

Gross margin for Q2 2015 was 19.3 percent, 0.3 percentage points better than Q2 2014. CSA gross margin was 17.6 percent, down from 19.0 percent in Q2 2014, primarily driven by product mix. TSS gross margin for Q2 2015 was 21.0 percent, up from 18.9 percent in Q2 2014, driven by higher margins in the Storage and Security Solutions business which reflects the Company’s focus on increasing gross margins as part of its strategic transformation.

Selling, general and administrative expenses in Q2 2015 were $38.6 million, down $5.7 million compared with Q2 2014 expenses of $44.3 million, due to lower spending and currency impacts. Since January 2013, Imation has reduced legacy operating costs by over $109 million.

Research and development (R&D) expenses in Q2 2015 were $4.8 million versus $4.5 million in Q2 2014. The Company continued to invest in new product development in its priority businesses and has aggressively reduced R&D expenses associated with legacy media products.

Special charges were $1.5 million in Q2 2015 compared to special charges of $5.2 million in Q2 2014. Special charges in Q2 2015 were primarily related to costs associated with our strategic review and contested proxy process.

Operating loss from continuing operations was $15.9 million in Q2 2015 compared with an operating loss of $20.1 million in Q2 2014. Excluding the impact of special charges described above, adjusted operating loss would have been $14.4 million in Q2 2015 compared with adjusted operating loss on the same basis of $14.9 million in Q2 2014 (see Tables Five and Six for non-GAAP measures).

Income tax expense was $0.2 million in Q2 2015 compared with an income tax benefit of $1.6 million in Q2 2014. The benefit in Q2 2014 was primarily due to the mix of taxable income by country. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax expense or benefit was recorded related to its U.S. results in either period.

Loss per diluted share from continuing operations was $0.42 in Q2 2015 compared with a loss per diluted share of $0.48 in Q2 2014. Excluding the impact of special items, adjusted loss per diluted share would have been $0.39 in Q2 2015 compared with a loss per diluted share of $0.35 in Q2 2014 (see Tables Five and Six for non-GAAP measures).

Cash and cash equivalents balance was $89.8 million as of June 30, 2015, down $6.4 million during the quarter, in line with expectations. During the quarter, Imation received $1.2 million from the sale of its Weatherford, Oklahoma facility. The anticipated decline in cash balance reflects the ongoing investment in Storage and Security Solutions growth initiatives and seasonal working capital changes and payments, as well as currency impacts.

Year-To-Date Summary

For the six months ended June 30, 2015, Imation reported net revenue of $306.0 million, down 14.4 percent compared with the same period last year. Operating loss from continuing operations totaled $28.9 million for the six months ended June 30, 2015, including special charges of $2.7 million, and a diluted loss per share from continuing operations of $0.77. For the six months ended June 30, 2014, Imation reported net revenue of $357.5 million, an operating loss from continuing operations of $36.2 million, including special charges of $7.3 million, and a diluted loss per share from continuing operations of $0.89 (See Tables Five and Six for non-GAAP measures).

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time on August 11, 2015 and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on August 11, 2015, until 11:59 PM Central Time on August 18, 2015, by dialing 855-859-2056 or 404-537-3406 (conference ID 85844765). All remarks made during the teleconference will be current at the time of the teleconference, and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided as a supplement and should not be construed as an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and will assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s Storage and Security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: Our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to meet future revenue growth, gross margin and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the loss of a major customer, partner or reseller; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; our ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain key employees; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; the effect of the announcement of our review of strategic alternatives; the effect of the transition of our Board of Directors; and the volatility of our stock price due to our results or market trends.

Imation, Nexsan, IronKey, Assureon, NST, LINK, Secure Data Movement Architecture, SDMA and Memorex are trademarks of Imation Corp. TDK Life on Record is used under a trademark license from TDK Corporation. All other trademarks are the property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Net revenue	$150.6	$178.6	$306.0	$357.5
Cost of goods sold	121.6	144.7	243.0	289.9
Gross profit	29.0	33.9	63.0	67.6

Operating expense:
Selling, general and administrative	38.6	44.3	79.6	87.7
Research and development	4.8	4.5	9.6	8.8
Restructuring and other	1.5	5.2	2.7	7.3
Total	44.9	54.0	91.9	103.8

Operating loss from continuing operations	(15.9)	(20.1)	(28.9)	(36.2)

Other (income) expense:
Interest income	(0.1)	(0.1)	(0.2)	(0.2)
Interest expense	0.6	0.6	1.2	1.2
Other, net expense	0.8	0.8	1.6	1.0
Total	1.3	1.3	2.6	2.0

Loss from continuing operations before income taxes	(17.2)	(21.4)	(31.5)	(38.2)

Income tax provision	0.2	(1.6)	0.3	(1.6)

Loss from continuing operations	(17.4)	(19.8)	(31.8)	(36.6)

Discontinued operations:
Loss on sale of discontinued businesses, net of income taxes	-	(1.2)	-	(1.7)
Loss from discontinued businesses, net of income taxes	-	(0.4)	-	(0.6)
Loss from discontinued operations	-	(1.6)	-	(2.3)

Net loss	$(17.4)	$(21.4)	$(31.8)	$(38.9)

Loss per common share - basic:
Continuing operations	$(0.42)	$(0.48)	$(0.77)	$(0.89)
Discontinued operations	-	(0.04)	-	(0.06)
Net loss	(0.42)	(0.52)	(0.77)	(0.95)

Loss per common share - diluted:
Continuing operations	$(0.42)	$(0.48)	$(0.77)	$(0.89)
Discontinued operations	-	(0.04)	-	(0.06)
Net loss	(0.42)	(0.52)	(0.77)	(0.95)

Weighted average shares outstanding:
Basic	41.1	41.2	41.1	41.0
Diluted	41.1	41.2	41.1	41.0

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$89.8	$114.6
Accounts receivable, net	103.1	134.4
Inventories	59.5	57.7
Other current assets	22.8	32.7

Total current assets	275.2	339.4

Property, plant and equipment, net	42.4	45.0
Intangible assets, net	51.6	57.9
Goodwill	36.1	36.1
Other assets	18.2	20.8

Total assets	$423.5	$499.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$78.0	$95.5
Short-term debt	19.6	18.9
Other current liabilities	79.9	98.2

Total current liabilities	177.5	212.6

Other liabilities	41.6	45.8

Total liabilities	219.1	258.4
Commitments and contingencies
Shareholders' equity	204.4	240.8

Total liabilities and shareholders' equity	$423.5	$499.2

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	June 30,		June 30,
	2015		2014		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer Storage Media	$66.6	44.2%	$84.5	47.3%	-21.2%
Audio and Accessories	9.7	6.4%	10.6	5.9%	-8.5%
Total Consumer Storage and Accessories	76.3	50.6%	95.1	53.2%	-19.8%
Tiered Storage and Security Solutions
Commercial Storage Media	45.3	30.1%	54.0	30.3%	-16.1%
Storage and Security Solutions	29.0	19.3%	29.5	16.5%	-1.7%
Total Tiered Storage and Security Solutions	74.3	49.4%	83.5	46.8%	-11.0%
Total	$150.6	100.0%	$178.6	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$0.7	0.9%	$3.2	3.4%	-78.1%
Tiered Storage and Security Solutions	(6.2)	-8.3%	(8.5)	-10.2%	-27.1%
Corp/Unallocated (1)	(10.4)	NM	(14.8)	NM	-29.7%
Total operating loss from continuing operations	$(15.9)	-10.6%	$(20.1)	-11.3%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	17.6%		19.0%
Tiered Storage and Security Solutions	21.0		18.9
Total	19.3%		19.0%

	Six months ended		Six months ended
	June 30,		June 30,
	2015		2014		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer Storage Media	$132.6	43.3%	$174.0	48.7%	-23.8%
Audio and Accessories	18.9	6.2%	21.1	5.9%	-10.4%
Total Consumer Storage and Accessories	151.5	49.5%	195.1	54.6%	-22.3%
Tiered Storage and Security Solutions
Commercial Storage Media	93.2	30.5%	105.4	29.5%	-11.6%
Storage and Security Solutions	61.3	20.0%	57.0	15.9%	7.5%
Total Tiered Storage and Security Solutions	154.5	50.5%	162.4	45.4%	-4.9%
Total	$306.0	100.0%	$357.5	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$4.6	3.0%	$7.3	3.7%	-37.0%
Tiered Storage and Security Solutions	(12.7)	-8.2%	(17.3)	-10.7%	-26.6%
Corp/Unallocated (1)	(20.8)	NM	(26.2)	NM	-20.6%
Total operating loss from continuing operations	$(28.9)	-9.4%	$(36.2)	-10.1%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	20.6%		19.2%
Tiered Storage and Security Solutions	20.6		18.6
Total	20.6%		18.9%

NM - Not Meaningful

(1) Corporate and unallocated amounts may include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, corporate expense, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and Unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
Cash and Cash Flow Information	2015	2014	2015	2014

Cash and cash equivalents - end of period	$89.8	$114.7	$89.8	$114.7
Capital spending	$1.0	$1.3	$1.8	$2.3
Depreciation	$2.1	$2.2	$4.2	$4.5
Amortization	$3.1	$3.2	$6.4	$6.4

Asset Utilization Information *
			June 30	December 31
			2015	2014

Days Sales Outstanding (DSO)			58	55
Days of Inventory Supply			46	44
Debt to Total Capital			8.8%	7.3%

Other Information

Approximate employee count as of June 30, 2015:				885
Approximate employee count as of December 31, 2014:				910
Book value per share as of June 30, 2015:				$4.96
Shares used to calculate book value per share (millions):				41.2
Imation repurchased approximately 225,000 shares of its stock during the second quarter of 2015 for $1.0 million.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2015			June 30, 2014
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$150.6	$-	$150.6	$178.6	$-	$178.6
Cost of goods sold	121.6	-	121.6	144.7	-	144.7
Adjusted gross profit	$29.0	$-	$29.0	$33.9	$-	$33.9

Adjusted gross margin	19.3%		19.3%	19.0%		19.0%

Adjusted operating loss from continuing operations	$(15.9)	$1.5	$(14.4)	$(20.1)	$5.2	$(14.9)

Adjusted income tax provision	$0.2	$-	$0.2	$(1.6)	$-	$(1.6)

Adjusted loss from continuing operations	$(17.4)	$1.5	$(15.9)	$(19.8)	$5.2	$(14.6)

Adjusted loss per common share from continuing
operations - diluted	$(0.42)		$(0.39)	$(0.48)		$(0.35)

Adjusted weighted average shares outstanding - diluted	41.1		41.1	41.2		41.2

	Six Months Ended			Six Months Ended
	June 30, 2015			June 30, 2014
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$306.0	$-	$306.0	$357.5	$-	$357.5
Cost of goods sold	243.0	-	243.0	289.9	-	289.9
Adjusted gross profit	$63.0	$-	$63.0	$67.6	$-	$67.6

Adjusted gross margin	20.6%		20.6%	18.9%		18.9%

Adjusted operating loss from continuing operations	$(28.9)	$2.7	$(26.2)	$(36.2)	$7.3	$(28.9)

Adjusted income tax (benefit) provision	$0.3	$-	$0.3	$(1.6)	$-	$(1.6)

Adjusted loss from continuing operations	$(31.8)	$2.7	$(29.1)	$(36.6)	$7.3	$(29.3)

Adjusted loss per common share from continuing
operations - diluted	$(0.77)		$(0.71)	$(0.89)		$(0.71)

Adjusted weighted average shares outstanding - diluted	41.1		41.1	41.0		41.0

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Operating loss	$(15.9)	$(20.1)	$(28.9)	$(36.2)
Restructuring and other:
Restructuring	0.5	3.2	1.3	3.8
Other	1.0	2.0	1.4	3.5
Total adjustments	1.5	5.2	2.7	7.3
Adjusted operating income (loss) - Non-GAAP	$(14.4)	$(14.9)	$(26.2)	$(28.9)

Effect on diluted EPS:
Loss from operations	$(0.42)	$(0.48)	$(0.77)	$(0.89)
Restructuring and other:
Restructuring	0.01	0.08	0.03	0.09
Other	0.02	0.05	0.03	0.09
Adjusted diluted EPS - Non-GAAP	$(0.39)	$(0.35)	$(0.71)	$(0.71)

EBITDA:
Operating loss from continuing operations	$(15.9)	$(20.1)	$(28.9)	$(36.2)
Depreciation	2.1	2.2	4.2	4.5
Amortization	3.1	3.2	6.4	6.4
EBITDA	$(10.7)	$(14.7)	$(18.3)	$(25.3)
Restructuring and other	1.5	5.2	2.7	7.3
Total adjustments	1.5	5.2	2.7	7.3
Adjusted EBITDA	$(9.2)	$(9.5)	$(15.6)	$(18.0)

EBITDA is defined as operating income (loss) less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com